Exhibit 10.12

CONFIDENTIAL INFORMATION

September 14, 2017

Mr. Andrew Dreskin

Re: Employment Offer Letter

Dear Andrew,

It is my pleasure to offer you a position at Eventbrite, Inc. (“Company”), coming on board to assume a primary role in building our business. The details of this offer are as follows:

Position:	President, Music
Reporting To:	CEO (Julia Hartz)
Base Salary:	$650,000 per annum
Target Bonus	$500,000 per annum
Stock Options:	878,052[1]
Start Date:	September 5, 2017

This offer is contingent upon reference checks, background checks, clearance of any conflicts of interest, your execution of the Proprietary Information and Invention Assignment Agreement, and your eligibility to work in the United States. The terms of your new position with the Company are as set forth below:

1. Position. We are very pleased to offer you the position set forth above under “Position” reporting directly to the position set forth above under “Reporting To”. You will have the duties, responsibility and authority customary for such position.

2. Board Membership. Subject to a vote of the Company’s Board of Directors (“Board”), and receiving shareholder approval for an additional Board seat/director, during your employment you will serve on the Board, subject to the term, director qualification, and election requirements applicable to all directors, as set forth now, or as may be established by the Board in the future, in the Company’s Bylaws, or by Board or committee resolution.

[1]	878,052 shares is equal to one percent (1%) of the total number of outstanding shares of Company stock upon closure of the Company’s funding round G on September 1, 2017.

3. Start Date. Subject to fulfillment of the conditions imposed by this letter agreement (“Agreement”), you will commence this new position with the Company on the date indicated above (“Start Date”).

4. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your start date, or your employment relationship with us may be terminated.

5. Compensation.

(a) Base Salary. If you accept this offer, you will receive the base salary listed above, which will be payable in semi-monthly installments on our regular paydays, as in effect from time to time, net of all applicable withholding taxes and deductions (“Base Salary”). This Base Salary is guaranteed for a two (2) year period from the Star Date (the “Initial Term”). Upon the expiration of the Initial Term, your Base Salary shall be subject to adjustment as specified in a market pay analysis for your role and other Company senior executive management personnel to be provided by a third-party compensation consultant retained by the Company, and applied by the Company in consistent fashion to all Company senior executive management personnel (“Market Pay Adjustment”). A change to your Base Salary based on the Market Pay Adjustment described in this Section shall not, alone, constitute “Good Reason” as defined in Section 12(c) of this Agreement.

(b) Target Bonus. During the Initial Term, you will be eligible to receive a cash bonus the (“Bonus”) of up to $500,000 annually, less applicable withholdings (the “Target Bonus”) to be paid quarterly commencing with the quarter ending December 31, 2017 or another schedule if mutually agreed by the parties, based upon certain client retention metrics to be agreed upon in writing by you and the CEO within thirty (30) days of the Start Date.

(c) Sign-On Bonus. Within thirty days of the Start Date, you will receive a sign-on bonus of $183,750, less applicable withholdings (“Sign-On Bonus”). If you resign without Good Reason or are terminated for Cause within one year of the Start Date, you understand that the Sign-On Bonus is subject to repayment within 30 days of your separation from the Company

(d) Benefits. As an employee of the Company, you will be eligible for company benefits as in effect from time to time in accordance with our policies for similarly situated employees, including, among other things, various health and welfare benefit plans and our policy of unlimited vacation or other paid time off. In addition, the Company will reimburse you for any business expenses you incur in carrying out your duties, in accordance with the Company’s expense reimbursement policies.

6. Option to Purchase Common Stock. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase shares of the Company’s Common Stock as stated above (“Shares”) under the Company’s 2010 Stock Plan, as amended (“Plan”). This Option shall be governed by the terms and conditions of the Plan (copy provided to you) and the Company’s Stock Option Agreement

(“Option Agreement”), including without limitation, having twenty-five percent (25%) of the Shares fully vested as of the Start Date, with monthly vesting over the next twenty-four (24) months applicable to the remainder of the Shares, and an exercise purchase price equal to the fair market value on the date of the grant as determined in good faith by the Board. The Shares issued upon the exercise of the option will be subject to various rights, restrictions and obligations, as provided in the Option Agreement and Plan, with the Option Agreement to be the same as the form attached to this Agreement, modified only to reflect the vesting, pricing and ISO terms specified in this Agreement. Copies of all applicable forms required for you to exercise vested Shares are attached to this Agreement. The option will be an incentive stock option (“ISO”) to the extent allowed by the Plan and applicable law.

7. Proprietary Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon your execution of the Company’s “Proprietary Information and Invention Assignment Agreement” (attached), a signed copy of which must be delivered to an officer of the Company with your signed copy of this Agreement.

8. Conflicts of Interest. Your employment pursuant to this offer is contingent upon you having disclosed to the Company any potential conflicts of interest between your past employment and future duties with the Company. By accepting this offer of employment, you are certifying that (i) you are not aware of any impediment to loyal and conscientious employment with the Company, (ii) you have not engaged in any conduct or entered into any agreement that would disqualify you from employment with the Company or in any way restrict your employment with the Company, and (iii) neither your employment with the Company nor the discharge of your employment duties will violate any agreement that you have executed with a third party.

You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you in connection with your employment with the Company. During the term of your employment, you further agree that you will devote substantially all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice and you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company’s Chief Executive Officer. By way of illustration, but not limitation you may not (i) accept or perform work of a nature that conflicts or competes in any way with the business, products or services of the Company, or causes you or has potential to cause you to be disloyal; (ii) use any Company resources including, but not limited to, computer hardware and software, telephones, facsimile machines, and copiers, for or in connection with any non-Company work; (iii) perform any non-Company work on Company premises; or(iv) perform any non-Company work during normal business hours. Nothing in this Agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria, provided such efforts are not inconsistent with the above principles, or from serving on boards of charitable or for profit organizations (whether or not for any compensation) with the Board’s prior consent. In addition, nothing in this Agreement prohibits you from holding any interest in any investment funds or other passive investments or your ownership of no more than five percent (5%) of the equity securities of any publicly traded company.

9. Nondisparagement. During the term of your employment with the Company and for two years thereafter, you agree that you will not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding the Company. Notwithstanding the foregoing, nothing contained in this agreement will be deemed to restrict you, the Company or any of the Company’s current or former officers and/or directors from providing information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable law or regulation or to restrict you from discussing the terms and conditions of your employment, as allowed under Section 7 of the National Labor Relations Act or California Labor Code sec. 232.5. During the term of your employment with the Company and for two years thereafter, the Company agrees not to knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding you to any third-parties.

10. At-Will Employment. Notwithstanding any other provision of this Agreement to the contrary, your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, with or without cause. No employee or representative of the Company, other than the Chief Executive Officer has the authority to alter the at-will nature of your employment relationship. The Chief Executive Officer can only do so in a written employment agreement that is signed by both the Chief Executive Officer and yourself. However, as described in this Agreement, you may be entitled to severance benefits depending upon the circumstances of your termination of employment.

11. Severance.

(a) Termination Without Cause or Resignation for Good Reason other than in Connection with a Change of Control. If your employment is terminated by the Company without Cause or if you resign for Good Reason, and such termination is not in Connection with a Change of Control, then, subject to Section 13, you will receive: (i) within thirty (30) days of your termination date, a cash payment equal to the annual Target Bonus amount specified in this Agreement (or any annual Target Bonus amount then in effect), plus the greater of (x) the remaining Base Salary due for the Initial Term or (y) one year of the Base Salary amount then in effect; (ii) immediate accelerated vesting with respect to fifty percent (50%) of your then outstanding, unvested equity awards; and (iii) payment of the monthly cost for continuation of medical, dental and vision insurance coverage for you and your eligible dependents under COBRA or similar state law for the longer of (x) the remainder of the Initial Term or (y) twelve (12) months following termination date.

(b) Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control. If your employment is terminated by the Company without Cause or if you resign for Good Reason, and the termination is in Connection with a Change of Control, then, subject to Section 13, you will receive: you will receive: (i) within thirty (30) days of your termination date, a cash payment equal to the annual Target Bonus amount specified in this Agreement (or any annual Target Bonus amount then in effect), plus the greater of (x) the remaining Base Salary due for the Initial Term or (y) one year of the Base Salary amount then in effect; (ii) immediate accelerated vesting with respect to one hundred percent (100%) of your then outstanding, unvested equity awards; and (iii) payment of the monthly cost for continuation of medical, dental and vision insurance coverage for you and your eligible dependents under COBRA or similar state law for the longer of (x) the remainder of the Initial Term or (y) twelve (12) months following termination date. In the event of a Change of Control where the successor corporation does not assume the Shares or substitute the Shares for substantially similar awards with the same or more favorable value and vesting schedule as the Shares, then the Shares will immediately become fully vested, exercisable and no longer subject to any restrictions or forfeiture of any kind.

12. Definitions. For purposes hereof, the following terms shall have the meanings set forth below:

(a) “Cause” shall mean:

(i) your material act of misconduct in connection with performance of your duties to the Company; or

(ii) your commission of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries or affiliates if you were retained in your position; or

(iii) your continued non-performance of your duties to the Company 30 days following written notice thereof from the Company; or

(iv) your breach of any material provisions of any written agreement between you and the Company, including without limitation, the Proprietary Information and Invention Assignment Agreement; or

(v) your material violation of the Company’s written employment policies; or

(vi) your failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate.

(b) “Change in Control” shall mean any of the following:

(i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(ii) the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (b)(i) solely as the result of an acquisition of securities by the Company that, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (b)(i). In the event of a Change of Control where the successor corporation does not assume the Shares or substitute the Shares for substantially similar awards with the same or more favorable value and vesting schedule as the Shares, then the Shares will immediately become fully vested, exercisable and no longer subject to any restrictions or forfeiture of any kind.

(c) “Good Reason” shall mean you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events without your consent:

(i) a material reduction in your Base Salary, Target Bonus or aggregate compensation, except for the Market Pay Adjustment or in the event of substantially similar across-the-board salary reductions based on the Company’s financial performance similarly affecting all senior management employees of the Company; or

(ii) a material diminution in your authority, duties, or responsibilities; or

(iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom you are required to report; or

(iv) a change of more than fifty (50) miles in the geographic location at which you must principally perform services for the Company; or

(v) any requirement that you engage in any illegal or unethical conduct; or

(vi) a material breach by the Company of this Agreement or any other written agreement between you and the Company.

(d) “Good Reason Process” shall mean that (1) you reasonably determine in good faith that a “Good Reason” condition has occurred; (2) you notify the Company in writing of the first occurrence of the Good Reason condition within forty-five (45) days of the first occurrence of such condition; (3) you cooperate reasonably and in good faith with the Company’s efforts, if any, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition, if curable; (4) notwithstanding such efforts, the Good Reason condition continues to exist; and (5) you terminate your employment within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(e) For purposes of this Agreement, a termination of your employment with the Company is “in Connection with a Change of Control” if your employment is terminated within three (3) months prior to, or twelve (12) months following, a Change of Control.

13. Conditions to Receipt of Severance; No Duty to Mitigate. The receipt of any severance will be subject to you signing, and not revoking, a separation agreement and mutual release of claims with the Company (“Release”), in a form acceptable to the Company, provided that the Company is willing to concurrently execute and deliver to you the same document. No severance or other termination benefits will be paid or provided until the Release becomes effective; provided, however, that if the Company is not willing to execute the Release, your failure or refusal to execute the Release will have no effect on the Company’s obligations to provide the severance and other termination benefits specified in this Agreement. The Release will not waive any rights of yours or, or obligations of the Company, regarding: (1) any right to indemnification and/or contribution, advancement or payment of related expenses that you may have pursuant to the Company’s Bylaws, Articles of Incorporation, under any written indemnification or other agreement between the parties, and/or under any applicable law; (2) any rights that you may have to insurance coverage under any directors and officers liability insurance, other insurance policies of the Company, COBRA or any similar state law; (3) any claims for worker’s compensation, state disability or unemployment insurance benefits, or any other claims that cannot be released as a matter of applicable law; (4) your rights to any vested benefits, including under any stock, compensation or other employee benefit plan or agreement with the Company; (5) your rights as a shareholder of the Company, if applicable; and (6) any claims arising after the effective date of the Release. You will not be required to mitigate the amount of any severance payments or other benefits described in this Agreement, nor will any severance payments or benefits be reduced by any earnings or benefits you may receive from any other source.

14. Indemnification; D&O Insurance. The Company will indemnify, defend and hold you harmless from and against any and all claims, liabilities that arise from the performance of your duties as an employee, officer or director of the Company to the maximum extent permitted by California law and the Company’s Amended and Restated Bylaws. The Company will maintain, at its sole expense, director and officer liability insurance covering you both for the period of your service as an officer and/or director of the Company and for so long thereafter as you may reasonably be subject to any claim, covering any acts or omissions in your capacity as an officer and/or director of the Company or any of its subsidiaries or affiliates.

15. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-l(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

16. Section 280G.

(a) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which you become subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in you receiving a higher After Tax Amount (as defined below) than you would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

For purposes of this Section 4, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on you as a result of your receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(b) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 16 shall be made by a nationally recognized accounting firm paid for and selected by the Company (the “Accounting Firm”) with your consent, which will not be unreasonably withheld. The Accounting Firm shall provide detailed supporting calculations both to the Company and you within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or you. Any determination by the Accounting Firm shall be binding upon the Company and you.

(c) Notwithstanding the foregoing, if any Aggregate Payments would be subject to excise tax imposed by Section 4999 but for this section, but would not be subject to such excise tax if the stockholder approval requirements of Section 280G(b)(5) are satisfied, the Company shall use reasonable efforts to cause such payments to be submitted for such approval prior to the event giving rise to such payments.

17. Miscellaneous.

(a) The Company will require any successors or assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The terms of this Agreement and all of your rights hereunder will inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(b) This Agreement will in all respects be interpreted and governed under the laws of the State of California, without regard to its conflict of law rules. The prevailing party in any dispute arising from or related to this Agreement will be entitled to an award of reasonable attorneys’ fees and costs, in addition to any other relief awarded.

(c) This Agreement, together with the Proprietary Information and Invention Assignment Agreement and other documents referenced herein, sets forth the agreement regarding the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This Agreement may not be modified or amended except by a written agreement, signed by both you and an authorized officer of the Company. If any terms in this Agreement conflict with the terms in any other agreement between you and the Company, the terms of this Agreement will control. In the event that any provision of this Agreement is ever determined by a court to be void or unenforceable, the remaining provisions of the Agreement shall not be affected and shall remain in full force and effect, to the fullest extent permitted by applicable law.

(d) This Agreement may be executed in counterparts and by facsimile or by .pdf/email and, when so executed, shall be considered one and the same instrument, have the same force and effect as an original, and constitute an effective, binding agreement on the part of each of the parties.

We are delighted to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this Agreement in the space provided below and return it to me, along with a signed and dated copy of the Proprietary Information and Invention Assignment Agreement.

If you have any questions about this offer, please call me. We look forward to a favorable reply and to a rewarding and productive association with you.

Sincerely,

/s/ Julia Hartz
Julia Hartz, CEO

Agreed and Accepted:

/s/ Andrew Dreskin	9.15.17
Andrew Dreskin	Date

Enclosures: Proprietary Information and Invention Assignment Agreement; Arbitration Agreement; Option Agreement Form; Notice of Stock Option Exercise Form

EMPLOYEE

PROPRIETARY INFORMATION AND INVENTION

ASSIGNMENT AGREEMENT

This Agreement is effective as of the commencement of my employment with Eventbrite, Inc., its subsidiaries and/or affiliates (all of the foregoing together with their successors and assigns being referred to collectively herein as, “Company”) and is intended to formalize in writing certain understandings and procedures that have been in effect since the time I was initially employed by Company. In return for my new or continued employment by Company, I acknowledge and agree that:

1. Period of Employment. As used herein, the period of my employment (as well as the definition of “employment,” “employed,” and words of similar import as used in this Agreement) includes any time in which I may be or have been rendering services to the Company or retained by Company as a consultant or independent contractor.

2. Information Systems. I recognize and agree that I have no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.

3. Proprietary Information. My employment creates a relationship of confidence and trust between Company and me with respect to any information:

(a) Applicable or relevant to the business of Company; or

(b) Applicable or relevant to the business of any third party, which may be made known to me by Company or by any third party, or learned by me in the context of my employment.

All of such information has commercial value in the business in which Company is engaged and is hereinafter called “Proprietary Information.” By way of illustration, but not limitation. Proprietary Information includes any and all Company Inventions (as defined below), technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of Company, and includes, without limitation, its respective information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, business forecasts, / sales and merchandising, marketing plans and information, and information regarding other employees.

4. Nondisclosure of Proprietary Information. All Proprietary Information is the sole property of Company, its assigns, and/or third parties who provided it to Company, as applicable, and Company, such assigns and/or such third parties, as applicable, shall be the sole owner of all patents, copyrights, works, trade secrets and other rights in connection therewith. I hereby assign to Company any rights I may have or acquire in such Proprietary Information. At all times, both during my employment by Company and after its termination, I will keep in confidence and trust all Proprietary Information, and I will not use or disclose any Proprietary Information or anything directly relating to it without the written consent of Company, except as may be necessary in the ordinary course of performing my duties as an employee of Company. Notwithstanding the foregoing, it is understood that, (a) Proprietary Information does not include and this Agreement does not restrict my use of information which: (1) is publicly available or generally known in the trade or industry not as a result of a breach of this Agreement; (2) was known by me or lawfully in my possession prior to disclosure to me by the Company or is within my own skill, knowledge, know-how and experience to whatever extent and in whatever way 1 wish (but, for clarity, the foregoing does not grant me a license to any Company intellectual property); or (3) is independently developed or lawfully disclosed to me by a third party that is unrelated to the Company and is not bound by obligations of confidentiality to the Company with respect thereto, and (b) I may make disclosures of Proprietary Information that are specifically required by law, legal process or court order, provided that I have used diligent efforts to limit disclosure and to obtain confidential treatment or a protective order and have notified Company of such proceedings giving it an adequate chance to do the same. Likewise, nothing herein prohibits me from providing truthful testimony or otherwise responding accurately and fully to any question, inquiry or request for information or disclosure of documents when required in any criminal, civil, or regulatory proceeding or investigation, as necessary in any legal dispute with the Company or as otherwise permitted or required by the Defend Trade Secrets Act of 2016, 18U.S.C. §1833.

5. Return of Materials. Upon termination of my employment or at the request of Company from time to time before termination, I will deliver to Company all written and tangible material in my possession incorporating the Proprietary Information or otherwise relating to Company’s business. Notwithstanding any other provision herein or in any other agreement between me and the Company, I may retain, in hardcopy and/or electronic format, and use in any manner and without restriction: (1) the Microsoft Outlook Contacts and similar contact information maintained by me as of my last day of employment with the Company; and (2) any personal or professional profile, accounts or contacts contained on any LinkedIn, Facebook or other social media site or system existing as of my last day of employment with the Company.

6. Inventions. As used in this Agreement, the term “Inventions” means any and all new or useful art, discovery, improvement, technical development, or invention whether or not patentable, know-how, designs, works of authorship, maskworks, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software or other copyrightable or patentable works. To the extent allowed by applicable law, for the purposes of this Agreement, the term “Inventions” (and the assignments and licenses under Section 8 below) shall include (and I hereby expressly waive) all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by Company.

7. Disclosure of Prior Inventions. 1 have identified on Attachment A (“Prior Inventions”) attached hereto all Inventions relating in any way to Company’s business or proposed business which were made by me prior to my employment with Company (“Prior Inventions”), and I represent that such list is complete. 1 represent that I have no rights in any such Inventions other than those Prior Inventions specified in Attachment A (“Prior Inventions”). If there is no such list on Attachment A (“Prior Inventions”), I represent that I have made no such Prior Inventions at the time of signing this Agreement.

8. Ownership of Company Inventions; License of Prior Inventions. I hereby agree promptly to disclose and describe to Company, and I hereby assign and agree to assign to Company or its designee, my entire right, title, and interest (including patent rights, copyrights, trade secret rights, mask work rights, sui generis database rights and all other intellectual property rights of any sort throughout the world) in and to all Inventions and any associated intellectual property rights which I may solely or jointly conceive, develop or reduce to practice during the period of my employment with Company, whether prior to or following the execution of this Agreement, to and only to the fullest extent allowed by applicable law, including California Labor Code Section 2870 (“Company Inventions”). I agree to grant Company or its designees a non-exclusive, royalty free, perpetual, irrevocable, transferable, sublicensable (with rights to sublicense through multiple tiers of distribution), worldwide license to practice all applicable patent, copyright and other intellectual property rights and confidential information relating to any Prior Inventions which I incorporate, or permit to be incorporated, in any Company Inventions, products or services, or which is necessary for the use, reproduction, distribution or other exploitation of any Company Inventions. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, such Prior Inventions in any Company Inventions, products or services without Company’s prior written consent.

9. Cooperation in Perfecting Rights to Inventions.

(a) I agree to perform, during and after my employment, all acts deemed necessary or desirable by Company to permit and assist it, at its expense, in obtaining, perfecting, maintaining, defending and enforcing the full benefits, enjoyment, rights and title throughout the world in the Inventions hereby assigned or licensed to Company. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in the registration and enforcement of applicable patents, copyrights, maskworks or other legal proceedings.

(b) In the event that Company is unable for any reason to secure my signature to any document required to apply for or execute any patent, copyright, mask work or other applications with respect to any Inventions (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agents and attorneys-in-fact to act for and on my behalf and instead of me, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, maskworks or other rights with the same legal force and effect as if executed by me.

10. No Violation of Rights of Third Parties. My performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior to my employment with Company, and I will not disclose to Company, use in the course of my employment, or induce Company to use, any confidential or proprietary information or material belonging to any previous employer or others except to the extent such information is lawfully acquired by the Company from any of my prior employers. I am not a party to any other agreement, whether written or oral, that will interfere with my full compliance with this Agreement. I agree not to enter into any agreement, whether written or oral, that will interfere with my full compliance with this Agreement.

11. Survival. This Agreement (a) shall survive my employment by Company, (b) does not in any way restrict my right or the right of Company to terminate my employment at any time, for any reason or for no reason, and (c) inures to the benefit of and is binding on successors and assigns of Company, and (d) is binding upon my heirs and legal representatives.

12. Nonassignable Inventions. Notwithstanding any provision of this Agreement to the contrary, this Agreement does not apply to any Invention that qualifies fully as a nonassignable Invention under the provisions of Section 2870 of the California Labor Code (which is attached hereto as Attachment B), and I acknowledge that I have received and reviewed such provisions of the California Labor Code. However, I agree to disclose promptly in writing to Company all Inventions made or conceived by me during the term of my employment, whether or not 1 believe such Inventions are subject to this Agreement, to permit a determination by Company as to whether or not the Inventions should be the property of Company. Any such information will be received in confidence by Company.

13. No Solicitation. During the term of my employment with Company and for a period of one (1) year thereafter, I will not solicit, encourage, or cause others to solicit or encourage any employees of Company to terminate their employment with Company. Notwithstanding the foregoing, nothing in this Agreement shall prohibit use of general recruiting advertisements or search firm services which are not targeted at any specific employee of the Company.

14. No Competition. I agree that during the term of my employment with Company (whether or not during business hours), I will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Company, and I will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company.

15. Communication to Future Employers. Without disclosing any Proprietary Information, I agree to communicate my obligations under this Agreement to any future employer or potential employer. The Company is entitled to communicate my obligations under this Agreement to any such future employer or potential employer.

16. Injunctive Relief. A breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to Company for which there will be no adequate remedy at law, and in the event of such a breach Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate) and without any requirement to post a bond.

17. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by email or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing in accordance with this section.

18. Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents, without regard to the conflict of law rules thereof.

19. Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, such illegal, invalid or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms.

20. Waiver; Delay. The waiver by Company of a breach of any provision of this Agreement by me shall not operate or be construed as a waiver of any other or subsequent breach by me. No delay by Company in enforcing any of its rights or remedies upon a breach of any provision of this Agreement shall be construed as a waiver of such breach.

21. Assignment. This Agreement is fully assignable by Company, but any purported assignment of rights or delegation of duties under this Agreement by me is void and of no force and effect.

22. Entire Agreement. This Agreement, together with my offer letter agreement to which this Agreement was attached, represents my entire understanding with Company with respect to the subject matter of this Agreement and supersedes all previous understandings, written or oral. This Agreement may be amended or modified only with the written consent of both an authorized officer of Company and me. No oral waiver, amendment or modification shall be effective under any circumstances whatsoever.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY.

/s/ Andrew Dreskin
Name:	Andrew Dreskin

Address:

Dated:	9.15.17

Accepted and Agreed:

Eventbrite

155 5th Street

San Francisco, CA 94103

By:

Julia Hartz, CEO

/s/ Julia Hartz	Title: Chief Executive Officer

Dated: 9-15-17

Attachment A

PRIOR INVENTIONS

/s/ AD
Employee
Initials

Attachment B

California Labor Code Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for his employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.